 Exhibit 99.1

AudioEye Reports Record Fourth Quarter and Full Year 2023 Results

Thirty-Second Consecutive Period of Record Revenue

TUCSON, Ariz. — March 6, 2024 — AudioEye, Inc. (NASDAQ: AEYE) (“AudioEye” or the “Company”), the industry-leading enterprise SaaS accessibility company, reported financial results for the fourth quarter and full year ended December 31, 2023.

“I want to thank our employees for all their hard work in dramatically improving our efficiency, including revenue per employee, gross margins, and non-GAAP operating margin. Our efficiency metrics are now in the top tier of SaaS companies. In the fourth quarter of 2023, we delivered record adjusted EBITDA of $1.3 million, a 17% margin, adjusted earnings per share of $0.11, and an improved GAAP loss per share of $(0.04),” said AudioEye CEO David Moradi. “We are entering 2024 with strong business momentum. In addition to continued operating margin improvement, we expect revenue growth to accelerate throughout the year. We are confident in our expectations and have introduced guidance for 2024.”

Fourth Quarter 2023 Financial Results

●	Total revenue increased 2% to a record $7.87M from $7.74M in the same prior year period.
●	Gross profit increased to $6.2M (78% of total revenue) from $6.0M (77% of total revenue) in the same prior year period. The increase in gross profit was due to continued revenue growth and decreases in the cost of revenue from improved automation in product offerings.
●	Total operating expenses decreased 16% to $6.7M from $7.9M in the same prior year period. The decrease in operating expenses was due primarily to increased efficiency in all departments.
●	Net loss available to common stockholders improved 72% to $0.5M, or $(0.04) per share, from a net loss of $1.9M, or $(0.17) per share, in the same prior year period. The improvement in net loss was primarily due to increases in revenue and gross profit as well as increased efficiencies in sales and marketing, R&D, and G&A expenses.
●	Adjusted EBITDA in Q4 2023 was $1.3M, or adjusted EPS of $0.11, compared to $0.2M, or adjusted EPS of $0.01, in the same prior year period. For Q4 2023, the adjusted EBITDA and adjusted EPS performance reflect adjustments primarily for stock-based compensation expense, depreciation and amortization, and non-cash valuation adjustments to liabilities.
●	Annual Recurring Revenue (“ARR”) as of December 31, 2023, increased sequentially to $31.2M from $30.5M as of September 30, 2023.
●	As of December 31, 2023, the Company had $9.2M in cash, compared to $3.3M as of September 30, 2023. The increase in cash was primarily due to a $7.0M term loan entered into on November 30, 2023, and cash provided by operating activities of $0.8M, offset by $0.5M of software development costs and $1.1M of share repurchase.

Full Year 2023 Financial Results

●	Total revenue increased 5% to a record $31.3M in 2023 from $29.9M in 2022.
●	Gross profit increased to $24.3M (78% of total revenue) in 2023 from $22.7M (76% of total revenue) in 2022.
●	With revenue growing 5% in 2023, total operating expenses for 2023 decreased $2.8M from $33.1M to $30.3M. The decrease in total operating expense was primarily driven by efficiencies in sales and marketing and G&A, partially offset by investments in R&D.
●	Net loss available to common stockholders was $5.9M, or $(0.50) per share, compared to a net loss of $10.4M, or $(0.91) per share, in 2022. The decrease was primarily due to revenue growth and decreased expenses discussed above.
●	The Company achieved adjusted EBITDA of $1.3M, or adjusted EPS of $0.11, in 2023, compared to a negative adjusted EBITDA of $(0.9M), or adjusted EPS of $(0.08), in 2022. Adjusted EBITDA and adjusted EPS reflect adjustments for stock-based compensation, litigation expense, and other non-recurring items.

Other Updates

•	On November 30, 2023, AudioEye entered into a three-year loan agreement with SG Credit Partners for $7.0M. The proceeds of the term loan will be used for share repurchases of the Company’s common stock, to fund the contingent consideration associated with the BOIA acquisition, and for working capital and general corporate purposes.
•	In the fourth quarter of 2023, AudioEye and its Board of Directors authorized the repurchase of up to $5M of the Company’s outstanding shares of common stock expiring in December 2025. As of March 5, 2024, the Company had repurchased 437,000 shares at an average price of $4.87.
•	In January 2024, AudioEye appointed Accessibility Industry Veteran Mike Paciello as Chief Accessibility Officer. Paciello brings over 40 years of expertise to this critical role, including authoring the first book on web accessibility, founding The Paciello Group (a pioneering accessibility solutions provider), and co-founding/co-chairing accessibility industry committees to drive advancements in policy and legislation. As the former co-chair of the United States Federal Access Board's Telecommunications and Electronic and Information Technology Advisory Committee (TEITAC) and recognized by President Bill Clinton for his contribution to the W3C's Web Accessibility Initiative (WAI), Paciello has played a pivotal role in shaping accessibility standards and practices.
•	In January 2024, AudioEye announced the Company had been recognized as a leader in 16 of G2's Winter 2024 Reports for Digital Accessibility Platforms and Digital Accessibility Tools. The Company ranked first in the categories of implementation (how quickly and easily customers can go-live) and usability (a measure of the overall ease of use). Additionally, AudioEye earned 13 leader badges, including easiest setup and highest user adoption.
●	As of December 31, 2023, AudioEye had approximately 110,000 customers, up 3,000 sequentially and 24,000 year over year. The increase in customer count was driven by additions in Partner and Marketplace customers.

Financial Outlook

The Company expects to generate revenue of between $8.0 million and $8.1 million in the first quarter and between $34.0 million and $34.4 million for the full year 2024. Management also expects adjusted EBITDA of between $700,000 and $900,000 for the first quarter and between $3.5 million and $4.5 million for the full year 2024. The Company also expect adjusted EPS of between $0.06 and $0.08 per share in the first quarter and $0.29 and $0.38 per share for the full year 2024.

Conference Call Information

AudioEye management will hold a conference call today, March 6, 2024, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Date: Wednesday, March 6, 2024

Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

U.S. dial-in number: 888-348-8931

International number: 412-317-0453

Webcast: Q423 Webcast Link

Please call the conference telephone number 5-10 minutes prior to the start time. If you have any difficulty connecting with the conference call, please contact Gateway Group at 949-574-3860.

The conference call will also be webcast live and available for replay via the investor relations section of the Company’s website. The audio recording will remain available via the investor relations section of the Company’s website for 90 days.

A telephonic replay of the conference call will also be available after 7:30 p.m. Eastern Time on the same day through March 20, 2024 via the following numbers:

Toll-free replay number: 844-512-2921

International replay number: 412-317-6671

Replay passcode: 10185933

About AudioEye

AudioEye exists to ensure the digital future we build is inclusive. By combining the latest AI automation technology with guidance from certified experts and direct input from the disability community, AudioEye helps ensure businesses of all sizes — including over 110,000 customers like Samsung, Calvin Klein, and Samsonite — are accessible and usable. Holding 22 US patents, AudioEye helps companies solve every aspect of digital accessibility with flexible approaches that best meet their needs — from finding and removing barriers to navigating legal compliance, to ongoing training, monitoring and upkeep. Join AudioEye on its mission to eradicate barriers to digital access.

Forward-Looking Statements
Any statements in this press about AudioEye’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are “forward-looking statements” as that term is defined under the federal securities laws. Forward-looking statements are often, but not always, made through the use of words or phrases such as “believe”, “anticipate”, “should”, “confident”, “intend”, “plan”, “will”, “expects”, “estimates”, “projects”, “positioned”, “strategy”, “outlook” and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements contained herein include, but are not limited to, statements regarding future cash flows of the Company, anticipated contributions from new sales channels, expectations regarding the integration of BOIA and its products, long-term growth prospects, opportunities in the digital accessibility industry, our revenue and ARR guidance, and our expectation of investments in marketing and sales. These statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements, including the variability of AudioEye’s revenue and financial performance; risks associated with our new platform, sales channels and offerings; product development and technological changes; the acceptance of AudioEye’s products in the marketplace; the effectiveness of our integration efforts; competition; inherent uncertainties and costs associated with litigation; and general economic conditions. These and other risks are described more fully in AudioEye’s filings with the Securities and Exchange Commission. There may be events in the future that AudioEye is not able to predict accurately or over which AudioEye has no control. Forward-looking statements reflect management’s view as of the date of this press release, and AudioEye urges you not to place undue reliance on these forward-looking statements. AudioEye does not undertake any obligation to update such forward-looking statements to reflect events or uncertainties after the date hereof. Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

About Key Operating Metrics

We consider annual recurring revenue (“ARR”) as a key operating metric and a key indicator of our overall business. We also use ARR as one of the primary methods for planning and forecasting overall expectations and for evaluating, on at least a quarterly and annual basis, actual results against such expectations.

We manage customers through two primary channels, Enterprise and Partner and Marketplace. Enterprise channel consists of our larger customers and organizations, including those with non-platform custom websites, who generally engage directly with AudioEye sales personnel for custom pricing and solutions. This channel also includes federal, state and local government agencies. The Partner and Marketplace channel consists of our CMS partners, platform & agency partners, authorized resellers and our marketplace. This channel serves small and medium sized businesses who are on a partner or reseller’s web-hosting platform or who purchase an AudioEye solution from our marketplace.

We define ARR as the sum of (i) for our Enterprise channel, the total of the annual recurring fee under each active contract at the date of determination, plus (ii) for our Partner and Marketplace channel, the monthly fee for all active customers at the date of determination, in each case, assuming no changes to the subscription, multiplied by 12. This determination includes both annual and monthly contracts for recurring products. Some of our contracts are cancelable, which may impact future ARR. ARR excludes revenue from our PDF remediation services business, one-time Website and Mobile App report services business and other miscellaneous non-recurring services.

Use of Non-GAAP Financial Measures

From time to time, we review adjusted financial measures that assist us in comparing our operating performance consistently over time, as such measures remove the impact of certain items, as applicable, such as our capital structure (primarily interest charges), items outside the control of the management team (taxes), and expenses that do not relate to our core operations, including significant transaction and litigation-related expenses and other costs that are expected to be non-recurring. In order to provide investors with greater insight and allow for a more comprehensive understanding of the information used in our financial and operational decision-making, the Company has supplemented the consolidated financial statements presented on a GAAP basis in this press release with the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted earnings (loss) per diluted share.

These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Company results as reported under GAAP. The Company compensates for such limitations by relying primarily on our GAAP results and using non-GAAP financial measures only as supplemental data. We also provide a reconciliation of non-GAAP to GAAP measures used. Investors are encouraged to carefully review this reconciliation. In addition, because these non-GAAP measures are not measures of financial performance under GAAP and are susceptible to varying calculations, these measures, as defined by us, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings (Loss) per Diluted Share

We define: (i) Adjusted EBITDA as net income (loss), plus (less) interest expense (income), plus depreciation and amortization expense, plus stock-based compensation expense, plus non-cash valuation adjustment to contingent consideration, plus certain litigation expense, plus certain acquisition expense, plus executive team restructuring cost, and plus loss on disposal or impairment of long-lived assets; (ii) Adjusted EBITDA margin as Adjusted EBITDA as a percentage of GAAP revenue; and (iii) Adjusted earnings (loss) per diluted share as net income (loss) per diluted common share, plus (less) interest expense (income), plus depreciation and amortization expense, plus stock-based compensation expense, plus non-cash valuation adjustment to contingent consideration, plus certain litigation expense, plus certain acquisition expense, plus executive team restructuring cost, and plus loss on disposal or impairment of long-lived assets, each on a per share basis. Adjusted earnings per diluted share would include incremental shares in the share count that are considered anti-dilutive in a GAAP net loss position. However, no incremental shares apply when there is an Adjusted loss per diluted share, as is the case for one of the periods presented in this press release.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted earnings (loss) per diluted share are used to facilitate a comparison of our operating performance on a consistent basis from period to period and provide for a more complete understanding of factors and trends affecting our business than GAAP measures alone. All of the items adjusted in the Adjusted EBITDA to net loss and the Adjusted earnings (loss) per share calculations are either recurring non-cash items, or items that management does not consider in assessing our on-going operating performance. In the case of the non-cash items, such as stock-based compensation expense and valuation adjustments to assets and liabilities, management believes that investors may find it useful to assess our comparative operating performance because the measures without such items are expected to be less susceptible to variances in actual performance resulting from expenses that do not relate to our core operations and are more reflective of other factors that affect operating performance. In the case of items that do not relate to our core operations, management believes that investors may find it useful to assess our operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

Adjusted EBITDA is not a measure of liquidity under GAAP, or otherwise, and is not an alternative to cash flow from continuing operating activities, despite the advantages regarding the use and analysis of these measures as mentioned above. Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted earnings (loss) per diluted share, as disclosed in this press release, have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP; nor are these measures intended to be measures of liquidity or free cash flow for our discretionary use.

To properly and prudently evaluate our business, we encourage readers to review the consolidated GAAP financial statements included elsewhere in this press release, and not rely on any single financial measure to evaluate our business. The following table sets forth reconciliations of Adjusted EBITDA to net loss, the most directly comparable GAAP-based measure, as well as Adjusted earnings (loss) per diluted share to net loss per diluted share, the most directly comparable GAAP-based measure. We strongly urge readers to review these reconciliations, along with the financial statements included elsewhere in this press release.

Investor Contact:

Tom Colton or Luke Johnson

Gateway Investor Relations

AEYE@gateway-grp.com

949-574-3860

AUDIOEYE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(in thousands, except per share data)	2023	2022
Revenue	$31,316	$29,913

Cost of revenue	6,974	7,219

Gross profit	24,342	22,694

Operating expenses:
Selling and marketing	11,781	13,657
Research and development	6,989	6,085
General and administrative	11,537	13,381
Total operating expenses	30,307	33,123

Operating loss	(5,965)	(10,429)

Interest income (expense), net	93	(4)

Net loss	$(5,872)	$(10,433)

Net loss per common share-basic and diluted	$(0.50)	$(0.91)

Weighted average common shares outstanding-basic and diluted	11,766	11,477

AUDIOEYE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(in thousands, except per share data)	2023	2022
ASSETS
Current assets:
Cash	$9,236	$6,904
Accounts receivable, net	4,828	5,418
Prepaid expenses and other current assets	712	644
Total current assets	14,776	12,966

Property and equipment, net	218	161
Right of use assets	611	1,154
Intangible assets, net	5,783	6,041
Goodwill	4,001	4,001
Other	106	105
Total assets	$25,495	$24,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,339	$2,452
Operating lease liabilities	312	468
Finance lease liabilities	7	38
Deferred revenue	6,472	7,125
Contingent consideration	2,399	979
Total current liabilities	11,529	11,062

Long term liabilities:
Term loan, net	6,727	—
Operating lease liabilities	417	745
Finance lease liabilities	—	7
Deferred revenue	10	73
Contingent consideration, long term	—	1,952
Other	105	—
Total liabilities	18,788	13,839

Stockholders’ equity:
Preferred stock, $0.00001 par value, 10,000 shares authorized
Common stock, $0.00001 par value, 50,000 shares authorized, 11,711 and 11,551 shares issued and outstanding as of December 31, 2023 and 2022, respectively	1	1
Additional paid-in capital	96,182	93,070
Accumulated deficit	(89,476)	(82,482)
Total stockholders’ equity	6,707	10,589

Total liabilities and stockholders’ equity	$25,495	$24,428

AUDIOEYE, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share data)	2023	2022	2023	2022
Adjusted EBITDA Reconciliation
Net loss (GAAP)	$(533)	$(1,924)	$(5,872)	$(10,433)
Non-cash valuation adjustment to contingent consideration	242	164	442	346
Interest (income) expense, net	40	—	(93)	4
Stock-based compensation expense	663	1,072	3,698	4,566
Acquisition expense (1)	—	—	—	247
Litigation expense (2)	115	106	415	1,916
Executive team restructuring cost (3)	184	246	247	246
Depreciation and amortization	598	504	2,268	2,111
Loss on disposal or impairment of long-lived assets	15	1	235	51
Adjusted EBITDA	$1,324	$169	$1,340	$(946)
Adjusted EBITDA margin (4)	17%	2%	4%	(3)%

Adjusted Earnings (Loss) per Diluted Share Reconciliation
Net loss per common share (GAAP) — diluted	$(0.04)	$(0.17)	$(0.50)	$(0.91)
Non-cash valuation adjustment to contingent consideration	0.02	0.01	0.04	0.03
Interest (income) expense, net	—	—	(0.01)	—
Stock-based compensation expense	0.05	0.09	0.31	0.40
Acquisition expense (1)	—	—	—	0.02
Litigation expense (2)	0.01	0.01	0.04	0.17
Executive team restructuring cost (3)	0.02	0.02	0.02	0.02
Depreciation and amortization	0.05	0.04	0.19	0.18
Loss on disposal or impairment of long-lived assets	—	—	0.02	—
Adjusted earnings (loss) per diluted share (5)	$0.11	$0.01	$0.11	$(0.08)
Diluted weighted average shares (GAAP)	11,863	11,517	11,766	11,477
Includable incremental shares (Non-GAAP) (5)	380	727	338	—
Adjusted diluted shares (Non-GAAP) (6)	12,243	12,244	12,104	11,477

(1)	Represents legal and accounting fees associated with the BOIA acquisition.

(2)	Represents legal expenses related primarily to non-recurring litigation pursued by the Company.

(3)	Represents severance expense associated with the restructuring in executive roles.

(4)	Net loss as a percentage of GAAP revenues, which is the GAAP-based measure most comparable to Adjusted EBITDA margin, was (7)% and (25)%, respectively, for the three months ended December 31, 2023 and 2022, and (19)% and (35)%, respectively, for the years ended December 31, 2023 and 2022. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of GAAP revenue.

(5)	Adjusted earnings per adjusted diluted share for our common stock is computed using the treasury stock method.

(6)

The number of diluted weighted average shares used for this calculation is the same as the weighted average common shares outstanding share count when the Company reports a GAAP net loss and a negative Adjusted EBITDA.